Exhibit 99.2

                  Mentor Graphics Releases Guidance

    WILSONVILLE, Ore.--(BUSINESS WIRE)--Oct. 21, 2004--Mentor Graphics Corporation (Nasdaq:MENT) expects revenue in the fourth quarter of approximately $205 million. Pro forma earnings per share are expected to be approximately $.38, while GAAP earnings per share are expected to be about $.33.
    For the full year 2004, Mentor expects bookings growth of about 10%, revenue of about $700 million and pro forma earnings per share of about $.65. On a GAAP basis, the company expects to report a loss of approximately $.15 for the entire year. Diluted shares outstanding are expected to be about 78 million for the fourth quarter. For the full year 2004, average diluted shares outstanding are expected to be about 75 million and weighted average basic shares outstanding are expected to be about 72 million. The growth in shares outstanding is caused by the addition of 4.5 million shares associated with the 0-In Design Automation acquisition.
    For 2005, Mentor expects bookings to again increase by about 10% and revenue growth in the range of 6% to 8%. 2005 pro forma earnings per share are now expected to range between $.75 and $.80, while GAAP earnings per share are expected to range between $.60 and $.65.
    The Emerging Issues Task Force (EITF) reached consensus on Issue No. 04-08 "Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings Per Share." This consensus should be effective during the fourth quarter of 2004 and is expected to have an immaterial impact on Mentor Graphics for the fourth quarter of 2004 and all of 2005, and is not considered in the above guidance.

    About Mentor Graphics

    Mentor Graphics Corporation (Nasdaq:MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $700 million and employs approximately 3,800 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site: http://www.mentor.com/.

    In the calculation of pro forma earnings, gross margin and operating expenses, Mentor Graphics excludes amortization of acquired intangibles and write-offs of in-process R&D from acquisitions. Also excluded are non-operating and non-recurring items classified as special charges such as restructure expenses and asset impairments, as well as income tax expense in excess of a normalized 17% effective tax rate. These excluded items are generally infrequent, less predictable and are often non-cash in nature. Mentor Graphics believes that excluding these items provides investors with a representation of its core performance, and a pro forma base line for assessing the future earnings potential of Mentor Graphics.
    These pro forma measures should be assessed in conjunction with GAAP earnings measures for a more complete understanding of the Company's results. Since pro forma measures exclude certain items, differences in earnings from GAAP can be significant; Mentor Graphics management evaluates its performance under both measures for a complete understanding of its results. Investors are encouraged to review both measures for their evaluations and consider the GAAP earnings measures as the most complete measure of Mentor Graphics' overall performance.
    Statements in this press release regarding the Company's outlook for future periods constitute "forward-looking" statements based on current expectations within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the Company's ability to successfully offer products and services that compete in the highly competitive EDA industry including the risk that the Company's technology, products or inventory become obsolete; (ii) the Company's ability to successfully integrate and manage its acquisitions, (iii) changes in accounting or reporting rules or interpretations, limitations on repatriation of earnings, licensing and intellectual property rights protection; (iv) changes in tax laws, regulations or enforcement practices where the Company does business; (v) effects of the increasing volatility of foreign currency fluctuations on the Company's business and operating results; (vi) economic uncertainty and (vii) effects of unanticipated shifts in product mix on gross margin and unanticipated shifts in geographic mix on the overall tax rate, all as may be discussed in more detail under the heading "Factors That May Affect Future Results and Financial Condition" in the Company's most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding outlook do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.


Mentor Graphics Corporation

As of October 21, 2004

Reconciliation of Forward-Looking Diluted Net Income per Share
Between GAAP and Earnings Before Amortization of Acquired Intangibles and Special Charges

(Unaudited)

$ in Millions except per share data

                                  Q4 2004                  Q4 2004
                                    GAAP     Adjustments  Pro Forma
                               ---------------------------------------
Revenue                             $  205        -         $  205
Diluted earnings per share          $ 0.33   $ 0.05 (a)     $ 0.38

(a) GAAP to Pro Forma adjustments include amortization of intangibles, the tax effect on these adjustments and differences between GAAP and Pro Forma tax rates.

                                    2004                     2004
                                    GAAP     Adjustments   Pro Forma
                               ---------------------------------------
Revenue                            $  700         -         $  700
Diluted earnings per share        ($ 0.15)   $ 0.80 (b)     $ 0.65

(b) GAAP to Pro Forma adjustments include amortization of intangibles, special charges, the tax effect on these adjustments, and differences between GAAP and Pro Forma tax rates.

                                    2005                     2005
                                    GAAP     Adjustments   Pro Forma
                               ---------------------------------------
Revenue                         $742-$756        -         $742-$756
Diluted earnings per share     $0.60-$0.65    $0.15 (c)   $0.75-$0.80

(c) GAAP to Pro Forma adjustments include amortization of intangibles and the tax effect on these adjustments


    CONTACT: Mentor Graphics Corporation
             Ryerson Schwark, Public and Investor Relations
             503-685-1462
             ry_schwark@mentor.com
             OR
             Dennis Weldon, Treasurer
             503-685-1462
             dennis_weldon@mentor.com